UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported):      April 19, 2021

Primerica, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34680	27-1204330
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
1 Primerica Parkway Duluth, Georgia 30099
(Address of Principal Executive Offices, and Zip Code)

(770) 381-1000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PRI	New York Stock Exchange

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter ).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On April 18, 2021, Primerica, Inc., a Delaware corporation (the “Company”), entered into a Share Purchase Agreement (the “Purchase Agreement”) with Etelequote Limited, a company incorporated and existing under the laws of Bermuda (“ETQ”), Primerica Newco, Inc. (“ETQ Holdco”), a newly-formed Delaware corporation and a wholly owned subsidiary of the Company, Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the representative of the shareholders of ETQ (such shareholders, the “Selling Shareholders”) and the Selling Shareholders.

Pursuant to the terms of the Purchase Agreement, immediately prior to the Closing ETQ will distribute 100% of the issued and outstanding capital stock of the operating subsidiaries of ETQ (the “ETQ Subsidiaries”) to the Selling Shareholders and ETQ Holdco will purchase from the Selling Shareholders the ETQ Subsidiaries, including e-TeleQuote Insurance, Inc., a Florida corporation that operates as a field marketing organization and licensed insurance agency appointed to sell Medicare health plan options in all 50 states and Puerto Rico (“e-TeleQuote”).

Consideration

Under the terms of the Purchase Agreement, the total consideration to be paid by the Company at the closing of the transaction (the “Closing”) is expected to be (i) approximately $345 million in cash, subject to adjustment as specified in the Purchase Agreement, (ii) $15 million in an unsecured, subordinated note, guaranteed by the Company and issued by ETQ Holdco to ETQ’s majority shareholder (the “Majority Shareholder Note”) and (iii) common shares of ETQ Holdco constituting 20% of the total issued and outstanding shares of capital stock of ETQ Holdco to be issued to ETQ’s minority shareholders. From and after the Closing, ETQ Holdco will be an 80%-owned subsidiary of the Company. The Purchase Agreement also contemplates the potential for contingent consideration of up to $50 million to be paid by the Company or ETQ Holdco to the Selling Shareholders in the form of earnout payments of up to $25 million in each of 2022 and 2023 (the “Earnout”). At the Closing, it is anticipated that ETQ’s existing credit facility will be extinguished and replaced with a credit facility offered by the Company.

Each year’s Earnout will become payable to the Selling Shareholders if e-TeleQuote’s actual EBITDA (as defined in the Purchase Agreement) for that year meets or exceeds 100% of its projected EBITDA for such year (as specified in the Purchase Agreement); provided that if actual EBITDA is greater than 85% but less than 100% of projected EBITDA then a portion of the aggregate Earnout for such year will be paid based on the percentage of EBITDA achieved.  In order to be entitled to an Earnout, each Selling Shareholder who is an employee of e-TeleQuote as of the date of the Closing must remain continuously employed by the Company until the date of payment of the applicable Earnout.

Representations and Warranties and Covenants

The Purchase Agreement contains customary representations, warranties and covenants of the parties thereto, including, among others, covenants for ETQ to (i) conduct its business and its subsidiaries’ businesses in the ordinary course during the period between the execution of the Purchase Agreement and the Closing and (ii) not to engage in certain types of actions during this period unless agreed to in writing by the Company and ETQ Holdco. The representations and warranties in the Purchase Agreement are the product of negotiation among the parties to the Purchase Agreement and have been made solely for the benefit of such parties. The representations and warranties in the Purchase Agreement (i) are in some cases, qualified by disclosures made by one party to the other, (ii) are made only as of the date of the execution of the Purchase Agreement, or such other dates as specified in the Purchase Agreement, and are subject to more recent developments that may not be fully reflected in the Company’s public disclosure, (iii) may reflect the allocation of risk among the parties to the Purchase Agreement and (iv) may apply materiality standards different from what may be viewed as material to investors. Accordingly, these representations and warranties may not describe the actual state of affairs and should not be relied upon.

Indemnification

Under the Purchase Agreement, the Selling Shareholders will indemnify, defend and hold harmless the Company, ETQ Holdco and each of their officers, directors, employees, partners, members, agents and affiliates against Damages (as defined in the Purchase Agreement) incurred or suffered by them directly or indirectly as a result of or in connection with (i) breaches of the representations and warranties made under the Purchase Agreement, (ii) breaches of covenants or obligations of ETQ or the applicable Selling Shareholder, (iii) pre-Closing tax liabilities and (iv) any fraud committed by or on behalf of ETQ or its subsidiaries in connection with the execution or performance of the Purchase Agreement. The Company has engaged a representation and warranty insurance provider, which will provide a representation and warranty insurance policy (the “R&W Policy”) to cover, subject to certain exclusions, damages that the Company and/or ETQ Holdco may incur due to breaches made by ETQ or the Selling Shareholders under the Purchase Agreement.

The indemnification obligations of ETQ and the Selling Shareholders are limited by a basket amount, such that Damages incurred by the Company and ETQ Holdco must exceed a certain specified amount prior to the Selling Shareholders’ being required to make a corresponding indemnification payment. Additionally, except in the case of certain fundamental representations and warranties and fraud, the Company’s and ETQ Holdco’s recourse for indemnification is limited to the R&W Policy, a specified percentage of the Majority Shareholder Note and an escrow fund of a specified percentage of the other shareholders’ cash consideration. Indemnification obligations as to each Selling Shareholder are also capped at an amount equal to the consideration that such Selling Shareholder has received.

Closing Conditions

Consummation of the transaction is generally subject to customary conditions of the respective parties, including (i) the performance of all covenants and obligations required to be completed prior to the Closing, (ii) the expiration of all statutory or contractual waiting periods or required approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or other applicable antitrust laws and (iii) the absence of any law or governmental order preventing the consummation of the acquisition. In addition, the consummation of the transaction is conditioned on (a) the effectiveness of Mr. Anthony P. Solazzo’s (Chief Executive Officer and founder of e-TeleQuote) employment agreement with the Company and (b) the conversion of ETQ’s preferred shares to common shares.  The transaction is currently expected to close on July 1, 2021.

 Termination

The Purchase Agreement may be terminated under certain customary and limited circumstances at any time prior to the Effective Time (as defined in the Purchase Agreement), including by mutual written consent or if the acquisition has not been consummated on or prior to October 1, 2021.

The foregoing description of the terms of the Purchase Agreement is only a summary, does not purport to be complete and is qualified in its entirety by the complete text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 8.01 Other Events

Distribution Agreement

On April 18, 2021, pursuant to the terms of the Purchase Agreement, the Company and e-TeleQuote entered into a Distribution Agreement (the “Distribution Agreement”), which will become effective following the expiration of the applicable HSR Act waiting period (such date, the “Effective Date”) and may be terminated by either party if the Closing does not occur. Pursuant to its terms, the Company or one or more of its affiliates will provide certain services to e-TeleQuote, including lead generation, non-enrollment marketing, administrative and other services related to the sale by e-TeleQuote of certain Medicare health plan options issued by certain health insurance carriers in the United States. The arrangement will continue for five years after the Effective Date, unless the Distribution Agreement is terminated earlier in accordance with its terms.

Shareholders Agreement

In connection with the Closing, pursuant to the terms of the Purchase Agreement, the Company and each of the Selling Shareholders other than The Resource Group International Limited will enter into a Shareholders Agreement with respect to ETQ Holdco (the “Shareholders Agreement”), which will become effective immediately following the Closing.

The Shareholders Agreement provides that, following the first and second anniversaries of its effective date, the Company may require that each shareholder of ETQ Holdco other than the Company or its affiliates (each, an “Other Shareholder”) sell to the Company any or all of its equity securities in ETQ Holdco (“Equity Securities”) at a specified formulaic price (the “Formulaic Price”) calculated relative to the valuation of certain of e-TeleQuote’s public market competitors. In addition, following the third anniversary of the effective date of the Shareholders Agreement, each Other Shareholder must sell to the Company 50% of the Equity Securities held by such Other Shareholder and, following the fourth anniversary, the remainder of those Equity Securities held by such Other Shareholder, in each case at the Formulaic Price.  The Shareholders Agreement further contains, amongst other things, customary governance terms, certain key protections for the Selling Shareholders, preemptive rights for all shareholders, restrictions on the transfer of the Other Shareholders’ Equity Securities and drag-along rights.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

2.1	Share Purchase Agreement dated as of April 18, 2021
99.1	Press Release issued by Primerica, Inc. and Etelequote Limited on April 19, 2021
104	Cover Page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 19, 2021	PRIMERICA, INC.

/s/ Stacey K. Geer
Stacey K. Geer
Executive Vice President, Deputy General Counsel and Chief Governance Officer

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